UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 3, 2005
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 2, 2005 the A.T. Cross Company announced that Kevin F. Mahoney has joined the Company as Vice President, Finance and Chief Financial Officer. Mahoney will report to David G. Whalen, President and Chief Executive Officer of A.T. Cross and will serve on the Company's senior management team.

In this position, Mr. Mahoney will be responsible for the finance, treasury, investor relations and information technology divisions. In addition to these responsibilities, Mr. Mahoney will also lead Cross's acquisition efforts.

Previously, Mr. Mahoney was a partner at Deloitte & Touche, where he specialized in serving high growth, acquisition oriented, and other companies in the midst of significant transition. Most recently, Mr. Mahoney served as Director-Corporate Development at Raytheon Company, where he was responsible for developing and executing acquisitions and divestiture opportunities for Raytheon's various business units. Mr. Mahoney is a graduate of Babson College.

Mr. Mahoney's base salary is $215,000 with a 35% target bonus opportunity upon the attainment of certain corporate and individual objectives. In connection with his employment, Mr. Mahoney received a non-qualified stock option to purchase 60,000 shares of Class A common stock of the Company, which option vests in three equal increments starting in 2006 on the anniversary of his hire date. The vesting of this option may be accelerated in the event of a change in control of the company. Mr. Mahoney's employment agreement provides that, in the event of his involuntary termination for reasons other than cause, he will receive the greater of nine months of base salary as severance or the amount dictated by the company's severance policy then in effect for executives at his level. Mr. Mahoney is an employee at will meaning that either the Company or he may terminate the relationship at any time. Mr. Mahoney is entitled to other employee benefits provided to executives at a similar level.

Item 7.01 Regulation FD Disclosure.

News Release:
CONTACTS:	David G. Whalen President and Chief Executive Officer 401-335-8212
Investor Relations: Financial Dynamics Cara O'Brien/Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS NAMES KEVIN F. MAHONEY
CHIEF FINANCIAL OFFICER

Lincoln, RI, February 2, 2005 - A.T. Cross Company (AMEX - ATX) today announced that Kevin F. Mahoney has joined the Company as Vice President, Finance and Chief Financial Officer. Mahoney will report to David G. Whalen, President and Chief Executive Officer of A.T. Cross and will serve on the Company's senior management team.

In this position, Mr. Mahoney will be responsible for the finance, treasury, investor relations and information technology divisions. In addition to these responsibilities, Mr. Mahoney will also lead Cross's acquisition efforts.

Dave Whalen, President and Chief Executive Officer of Cross, noted that "We are very excited to have Kevin join Cross. The experience and solid financial expertise he brings will be a real asset to the Company as we look to build Cross's brand equity and grow sales and profitability on a global basis."

Previously, Mr. Mahoney was a partner at Deloitte & Touche, where he specialized in serving high growth, acquisition oriented, and other companies in the midst of significant transition. Most recently, Mr. Mahoney served as Director-Corporate Development at Raytheon Company, where he was responsible for developing and executing acquisitions and divestiture opportunities for Raytheon's various business units.

Mr. Mahoney is a graduate of Babson College.

About A.T. Cross Company
Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the anticipated final report of annual revenue growth, the anticipated gross profit margins, and other items to be reported in the Company's results for 2004 ). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the uncertainty relating to reporting unaudited financial results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of January 27, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: February 3, 2005	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer